  Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 16, 2018, related to the consolidated financial statements of AzurRx BioPharma, Inc. as of December 31, 2017 and 2016 and for the years then ended, which appears in the Annual Report on Form 10-K of AzurRx BioPharma, Inc. for the year ended December 31, 2017. The report for AzurRx BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars USA LLP
New York, New York
May 1, 2018